                                               FILED PURSUANT TO RULE 424(B)(3)
                                                    (REGISTRATION NO. 333-28239

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 13, 1997)


                        MILLENNIUM PHARMACEUTICALS, INC.

                                5,301,571 Shares

                                  Common Stock

                          ($0.001 par value per share)

                           --------------------------

         The information in this Prospectus Supplement concerning the Selling Stockholders supplements the statements set forth under the caption "The Selling Stockholders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus. The information set forth under the caption "The Selling Stockholders" in the Prospectus is supplemented as follows:

                            THE SELLING STOCKHOLDERS

     The following table sets forth the name and the number of shares of Common Stock beneficially owned by the Selling Stockholders as of the date of this Prospectus, the number of the shares to be offered by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest and the number and percentage of shares to be owned beneficially by the Selling Stockholders assuming that all of the shares offered hereby by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest are sold as described herein. The Selling Stockholders include former officers and directors of ChemGenics, some of whom became employees of the Company upon the acquisition of ChemGenics. Except as provided below, none of the Selling Stockholders has had a material relationship with the Company within the past three years.



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
                                               Number of                              Number of
                                               Shares of                              Shares of           Percentage
                                                 Common            Number of            Common           of Shares of
                                                 Stock             Shares of            Stock               Common
                                              Beneficially          Common           Beneficially           Stock
                                                 Owned               Stock              Owned               Owned
             Name of Selling                    Prior to            Offered             After               After
               Stockholder                    Offering (1)          Hereby           Offering (1)          Offering
               -----------                    ------------          ------           ------------          --------
Michael I. Barach                                  1,696              1,696                   0                   0%

Jeff Becker (2)                                   42,732             14,244              28,488                   *

Geoffrey L. Berger                                   390                390                   0                   0

Brian Berkowitz                                    5,935              5,935                   0                   0

Lauren Berkowitz                                   5,935              5,935                   0                   0

Barry A. Berkowitz                               280,818            280,818                   0                   0

Neill H. Brownstein                                6,783              6,783                   0                   0

Robert H. Buescher                                 2,249              2,249                   0                   0

William T. Burgin                                 10,175             10,175                   0                   0

The Chvisuk Family
Limited Partnership, A
Massachusetts Limited
Partnership (3)                                      950                950                   0                   0

Richard R. Davis                                   2,595              2,595                   0                   0

Richard Diamond (4)                                4,036              1,187               2,849                   *

Christopher Earl                                   1,644              1,644                   0                   0

Jack E. Edwards (5)                                7,240              1,187               6,053                   *

Julia Feldman                                      2,374              2,374                   0                   0

Gerald Fink (6)                                   66,946             18,992              47,954                   *

Jennifer Fink                                      2,374              2,374                   0                   0

Christopher Gabrieli                              23,985             23,985                   0                   0

Rex T. Gallagher, Ph.D.                            2,374              2,374                   0                   0

Barbara M. Henagan                                 2,113              2,113                   0                   0

G. Felda Hardymon                                  7,780              7,780                   0                   0


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



Weidong Jiang                                      1,496              1,496                   0                   0

Yigal Koltin (7)                                  53,652             14,244              39,408                   *

Robert D. Lindsay                                  1,556              1,556                   0                   0

David Q. Liu                                         357                357                   0                   0

Daniel S. Martin                                   1,357              1,357                   0                   0

Michael S. Mathews                                 1,357              1,357                   0                   0

R.W. Morgan (8)                                   15,824              1,221              14,603                   *

N. Ron Morris (9)                                  4,629              1,187               3,442                   *

Koji Nakanishi (10)                                4,154              1,187               2,967                   *

Spencer Olson                                         48                 48                   0                   0

Barbara Perlo                                         48                 48                   0                   0

Scott Reeves                                          48                 48                   0                   0

Phillips Robbins (11)                             14,244              4,748               9,496                   *

Robert Morgan CPA Profit

Sharing Plan                                       2,849              2,849                   0                   0

David Rothstein (12)                               4,370              2,707               1,663                   *

Thomas F. Ruhm                                       584                584                   0                   0

J. Robert Scott, Inc.                              3,168              3,168                   0                   0

Alexander Slutsky, Ph.D.                             475                475                   0                   0

Gary Takata                                        4,070              4,070                   0                   0

Bill Timberlake (13)                              90,686              4,748              85,938                   *

Jerry Weisbach, Ph.D. (14)                        21,366              7,122              14,244                   *

Ward W. Woods, Jr.                                 3,891              3,891                   0                   0

American Home Products
Corporation (15)                                 197,834            197,834                   0                   0

Bessemer Venture Partners
III L.P. (16)                                    701,254            701,254                   0                   0

Brimstone Island Co. L.P.                         10,175             10,175                   0                   0

Comdisco, Inc. (17)                              244,525             36,421             208,104                   *


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
Gilde Investment Fund B.V.                         3,538              3,538                   0                   0

Morgan Holland Fund II,
L.P. (18)                                        350,227            350,227                   0                   0

The Nature Conservancy                             1,400              1,400                   0                   0

Pfizer, Inc. (19)                                640,980            640,980                   0                   0

PerSeptive Biosystems, Inc.
(20)                                           1,612,582          1,612,582                   0                   0

Technology Leaders L.P.                          361,795            361,795                   0                   0

Technology Leaders
Offshore C.V.                                    413,092            413,092                   0                   0

Hoffmann La-Roche Ltd.                         2,271,645            500,000           1,771,645                 6.2
(21)

Imperial Bancorp                                  17,883             17,883                   0                   0%


--------------------

(1) The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after May 31, 1997 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that such Selling Stockholder is a direct or indirect beneficial owner of such shares. The Selling Stockholders have sole voting power and investment power with respect to all shares of capital stock listed as owned by the Selling Stockholders.

(2) Includes 28,488 shares of Common Stock which Mr. Becker has the right to acquire within 60 days of May 31, 1997 upon exercise of stock options.

(3) Subsequent to the date of this Prospectus, the Shares held by the Chvisuk Family Limited Partnership, a Massachusetts Limited Partnership, may be distributed to Gregory S. Chvisuk, the general and a limited partner, Theresa A. Chvisuk, a limited partner and L. Michael Bogert as custodian for Katherine Patricia Bogert under the Massachusetts Uniform Transfers to Minors Act.


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(4)      Includes 2,849 shares of Common Stock which Mr. Diamond has the right to acquire within 60 days of May 31, 1997 upon exercise of stock options.

(5) Includes 6,053 shares of Common Stock which Mr. Edwards has the right to acquire within 60 days of May 31, 1997 upon exercise of stock options.

(6) Includes 47,954 shares of Common Stock which Dr. Fink has the right to acquire within 60 days of May 31, 1997 upon exercise of stock options.

(7) Includes 39,408 shares of Common Stock which Dr. Koltin has the right to acquire within 60 days of May 31, 1997 upon exercise of stock options.

(8) Includes 14,603 shares of Common Stock which Mr. Morgan has the right to acquire within 60 days of May 31, 1997 upon exercise of stock options. Subsequent to the date of this Prospectus, Mr. Morgan may transfer the 1,221 shares of Common Stock being registered hereunder to the Robert Morgan CPA Profit Sharing Plan (the "Plan"), in which event the Plan shall be deemed the Selling Stockholder with respect to such shares.

(9) Includes 3,442 shares of Common Stock which Mr. Morris has the right to acquire within 60 days of May 31, 1997 upon exercise of stock options.

(10) Includes 2,967 shares of Common Stock which Mr. Nakanishi has the right to acquire within 60 days of May 31, 1997 upon exercise of stock options.

(11) Includes 9,496 shares of Common Stock which Mr. Robbins has the right to acquire within 60 days of May 31, 1997 upon exercise of stock options.

(12) Includes 1,663 shares of Common Stock which Mr. Rothstein has the right to acquire within 60 days of May 31, 1997 upon exercise of stock options.

(13) Includes 85,938 shares of Common Stock which Mr. Timberlake has the right to acquire within 60 days of May 31, 1997 upon exercise of stock options.

(14) Includes 14,244 shares of Common Stock which Dr. Weisbach has the right to acquire within 60 days of May 31, 1997 upon exercise of stock options.

(15) American Home Products Corporation and the Company are parties to two strategic alliance agreements in certain of the Company's disease research programs.

(16) Subsequent to the date of this Prospectus, the Shares held by Bessemer Venture Partners III L.P. may be distributed to Deer III and Co. LLC and Bessemer Ventures, Inc., the General Partners of Bessemer Venture Partners III L.P.


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(17)     Includes 208,104 shares of Common Stock which CDC Realty, Inc., a wholly-owned subsidiary of Comdisco Inc. ("Comdisco"), has the right to acquire within 60 days of May 31, 1997 upon exercise of outstanding warrants. Comdisco and the Company are parties to an equipment lease financing agreement.

(18) Subsequent to the date of this Prospectus, the Shares held by Morgan Holland Fund II, L.P. may be distributed to the following limited and general partners of Morgan Holland Fund II, L.P.: Abbott Capital Management, LP, as Investment Manager for Utah State Retirement Systems; Center Corp.; Co-operative Insurance Society Limited; Colorado Public Employees Retirement Association; Delaware State Employees Pension Fund; FMC Corporation; HLM Partners III, LP; Honeywell, Inc.; Howard Hughes Medical Institute; John Hancock Venture Capital Fund; Kansas Public Employees Retirement Association; Metropolitan Life Insurance Co.; Michigan Dept. of Treasury; Morgan, Holland Partners II, L.P.; PACUS (UK) Ltd; Pension Reserves Investment Trust Capital Fund, MA; Testa, Hurwitz & Thibeault; Travelers Indemnity Co.; Travelers Insurance Co.; Travelers Life & Annuity Co.; University of Notre Dame; YMCA Retirement Fund; Daniel J. Holland; Delaware State Employees Pension Fund; Edwin M. Kania, Jr.; Foster L. Aborn; James F. Morgan; John A. Delahanty; Joseph T. McCullen, Jr.; Richard J. Testa; Robert C. Seamans, Jr.; Robert G. Stone, Jr.; and Stephen J. Ricci.

(19) Pfizer, Inc. and the Company are parties to a strategic alliance agreement in one of the Company's disease research programs.

(20) PerSeptive Biosystems Inc. ("PBIO") and the Company, as successor to ChemGenics, are parties to certain agreements pursuant to which a substantial equity interest in ChemGenics was exchanged for certain present and future rights to PBIO's patents, technology and prototype equipment.

(21) Michael Steinmetz, Vice President, Preclinical Research and Development of Hoffmann La-Roche, Inc. an affiliate of Hoffmann La-Roche Ltd., served as a director of the Company from 1994 until May 1997.

                               -------------------

                    The date of this Prospectus Supplement is
                                December 11, 1998

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